                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                   FORM 8-K/A

                                 AMENDMENT NO. 1

                                       TO

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Commission

       Date of Report (Date of earliest event reported): November 30, 2001

                                Cytyc Corporation
             (Exact name of Registrant as specified in its charter)

                         85 Swanson Road, Boxborough, MA
                    (Address of principal executive offices)

                                      01719
                                   (Zip Code)

                                 (978) 263-8000

               Registrant's telephone number, including area code

      Delaware                      0-27558                 02-0407755

State or other jurisdiction of    (Commission      (IRS Employer Identification
       Incorporation              File Number)                No.

         Cytyc Corporation hereby files this Amendment to its Current Report on Form 8-K dated December 14, 2001, solely to file the financial statements of Pro Duct Health, Inc. required by Item 7(a) of Form 8-K and the pro forma financial information required by Item 7(b) of Form 8-K.

Item 2.       ACQUISITION OR DISPOSITION OF ASSETS.

         As previously reported, on November 30, 2001 Cytyc Corporation ("Cytyc") completed its acquisition of Pro Duct Health, Inc. ("Pro Duct"). The acquisition was completed by means of a merger (the "Merger") of Pro Duct with and into Cytyc Health Corporation ("Merger Sub"), a wholly-owned subsidiary of Cytyc, pursuant to an Agreement and Plan of Merger by and among Cytyc, Pro Duct and Merger Sub dated October 17, 2001 and as amended by an Amendment thereto dated as of November 30, 2001 (the "Merger Agreement"). As a result of the Merger, Merger Sub remained a wholly-owned subsidiary of Cytyc.

         Pursuant to the terms of the Merger Agreement, upon the effective time of the Merger, Cytyc paid former Pro Duct securityholders (in accordance with the existing preferences under Pro Duct's Certificate of Incorporation) a combination of 5.0 million shares of Cytyc common stock and $38.5 million in cash in exchange for all of Pro Duct's outstanding capital stock and vested options and warrants. Cytyc assumed all outstanding options for the purchase of shares of Pro Duct capital stock at the time of the Merger (and solely with respect to such options, the applicable option plan pursuant to which such options were issued). The 5.0 million shares excludes approximately 105,325 shares that are reserved for issuance upon exercise of outstanding unvested Pro Duct options assumed by Cytyc in the Merger. The source of funds for the Merger came from the authorized capital stock of Cytyc and from Cytyc's cash on hand.

         Certain shares of the Cytyc common stock paid to the former Pro Duct securityholders totaling approximately 489,075 shares and approximately $3,850,000 have been deposited with an escrow agent pursuant to the Merger Agreement and an Escrow Agreement dated as of November 30, 2001, by and among Cytyc, the Pro Duct stockholder representative and JPMorgan Chase Bank (the "Escrow Agreement"). The escrowed shares and cash will be used to indemnify Cytyc against losses, if any, resulting from breaches of the representations, warranties and covenants made by Pro Duct in the Merger Agreement or for certain intellectual property matters. The escrowed shares and cash that are not needed to cover outstanding claims made by Cytyc will be released on December 6, 2002. The Escrow Agreement is filed herewith as Exhibit 99.1. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

         In connection with the Merger Agreement, Cytyc delivered a Registration Rights Agreement (the "Registration Rights Agreement") providing for the registration for resale of the shares of Cytyc common stock issued to the holders of Pro Duct capital stock upon the consummation of the Merger (the "Registrable Shares"). Pursuant to the Registration Rights Agreement, Cytyc filed a Registration Statement with the Securities and Exchange Commission (the "Registration Statement") on December 4, 2001, and is obligated to use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after the date of its filing. In addition, Cytyc is obligated to use its reasonable best efforts to maintain the effectiveness of the Registration Statement for a period of up to two years from November 30, 2001, subject to certain conditions and limitations set forth in the Registration Rights Agreement.

         An Amendment to the Merger Agreement is filed herewith as Exhibit 2.1. The foregoing descriptions are qualified in their entirety by reference to the full text of such exhibit and to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.2.

         The terms of the Merger and the consideration received by Pro Duct's securityholders in connection therewith were the result of arm's-length negotiations between representatives of Cytyc and Pro Duct.

         As a consequence of the Merger, Cytyc acquired all of the assets of Pro Duct, including equipment and other physical property. Pro Duct had used these assets to develop an FDA-approved ductal lavage device designed to enhance the evaluation of risk for breast cancer. Cytyc expects to continue to use those assets for similar purposes.

         On December 3, 2001, Cytyc issued a press release announcing the completion of the acquisition of Pro Duct (the "Press Release"). The Press Release is filed herewith as Exhibit 99.2.

Item 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                                                              Page
                                                              ----

Report of Independent Accountants........................     F-1

Balance Sheets...........................................     F-2

Statements of Operations.................................     F-3

Statements of Stockholders' Deficit......................     F-4

Statements of Cash Flows.................................     F-6

Notes to Financial Statements............................     F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Pro.Duct Health, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Pro.Duct Health, Inc. (a development stage enterprise) at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, and, cumulatively, the statement of stockholders' deficit for the period from May 23, 1997 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.






/s/ PricewaterhouseCoopers LLP

April 20, 2001
San Jose, California

Pro.Duct Health, Inc.
(a development stage enterprise)
Balance Sheets

                                                                                         December 31,         September 30,
                                                                                ----------------------------
                                                                                    1999            2000          2001
                                                                                -------------  -------------  -------------
                                                                                                               (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                                   $    748,860     $  4,044,018  $  3,837,789
   Short-term investments                                                         8,641,263       23,173,895    16,469,100
   Accounts receivable, net of allowance for doubtful
   accounts of none in 1999 and 2000 and $78,150 (unaudited) in 2001                      -          141,915       108,080
   Inventories                                                                            -           46,285       141,216
   Prepaid expenses and other current assets                                        158,413          278,264       241,342
                                                                               ------------     ------------  ------------
        Total current assets                                                      9,548,536       27,684,377    20,797,527

Property and equipment, net                                                       1,095,006        1,281,627       875,376
Other assets                                                                        561,884          425,810       208,723
                                                                               ------------     ------------  ------------

        Total assets                                                           $ 11,205,426     $ 29,391,814  $ 21,881,626
                                                                               ============     ============  ============

LIABILITIES, REDEEMABLE CONVERTIBLE
STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                            $    377,668     $    424,727  $    287,902
   Accrued liabilities                                                              427,586        1,241,256     2,380,376
   Current portion of notes payable                                                 305,378          586,503       370,871
                                                                               ------------     ------------  ------------
        Total current liabilities                                                 1,110,632        2,252,486     3,039,149

Notes payable, net of current portion                                               345,161          652,794       415,989
Other long-term liabilities                                                         148,265            6,932         1,237
                                                                               ------------     ------------  ------------
        Total liabilities                                                         1,604,058        2,912,212     3,456,375
                                                                               ------------     ------------  ------------

Commitments (Note 5)

Redeemable convertible preferred stock: par value $0.0001;
   Authorized: 17,100,000 shares
   Issued and outstanding: 10,641,666 shares in 1999 and
     15,625,670 shares 2000 and 2001 (unaudited)
   (Redemption and liquidation value: $41,796,000 in
     2000 and 2001 (unaudited))                                                  17,161,261       41,657,588    41,657,588
                                                                               ------------     ------------  ------------

Stockholders' deficit:
   Common stock: par value $0.0001;
     Authorized: 22,000,000 shares
     Issued and outstanding: 2,731,051 shares in 1999,
        4,337,900 shares in 2000 and
        4,408,087 shares
        in 2001 (unaudited)                                                             273              433           440
   Additional paid-in capital                                                       114,898          990,333     1,005,923
   Accumulated other comprehensive income                                           146,537          353,143       301,847
   Notes receivable from stockholders                                               (95,958)        (957,065)   (1,002,577)
   Deficit accumulated during the development stage                              (7,725,643)     (15,564,830)  (23,537,970)
                                                                               ------------     ------------  ------------
           Total stockholders' deficit                                           (7,559,893)     (15,177,986)  (23,232,337)
                                                                               ------------     ------------  ------------
          Total liabilities, redeemable convertible preferred
             stock and stockholders' deficit                                   $ 11,205,426     $ 29,391,814  $ 21,881,626
                                                                               ============     ============  ============

   The accompanying notes are an integral part of these financial statements.

Pro.Duct Health, Inc.
(a development stage enterprise)
Statements of Operations

                                                                                                                  Cumulative
                                                                                                                  Period from
                                                                                                                  May 23, 1997
                                                                                                                    (date of
                                                                                         Nine Months Ended        inception) to
                                                   Years Ended December 31,                 September 30,         September 30,
                                       ----------------------------------------    ----------------------------   -------------
                                             1998        1999          2000             2000            2001            2001
                                       ------------  ------------  ------------    ------------    ------------   -------------
                                                                                             (unaudited)            (unaudited)
Revenues                               $         --  $          -  $    272,072    $     95,180    $    404,855   $     676,927
Cost of revenues                                  -             -       (60,028)        (14,748)       (498,959)       (558,987)
                                       ------------  ------------  ------------    ------------    ------------   -------------
     Gross profit (loss)                          -             -       212,044          80,432         (94,104)        117,940
                                       ------------  ------------  ------------    ------------    ------------   -------------
Operating expenses:
   Research and development               1,456,414     4,050,761     4,518,823       3,319,521       2,693,927      12,719,935
   General and administrative               493,863     1,437,963     2,064,299       1,415,105       2,966,957       7,150,235
   Sales and marketing                            -       425,950     2,551,304         976,015       3,478,983       6,456,237
                                       ------------  ------------  ------------    ------------    ------------   -------------
        Total operating expenses          1,950,277     5,914,674     9,134,426       5,710,641       9,139,867      26,326,407
                                       ------------  ------------  ------------    ------------    ------------   -------------

Loss from operations                     (1,950,277)   (5,914,674)   (8,922,382)     (5,630,209)     (9,233,971)    (26,208,467)

Interest income                              87,004       240,438       581,655         458,411       1,025,688       1,937,453
Interest expense                            (13,459)      (68,202)     (125,362)        (93,991)        (99,625)       (306,648)
Other income, net                             2,500        75,522       626,902         417,150         334,768       1,039,692
                                       ------------  ------------  ------------    ------------    ------------   -------------

Net loss                               $ (1,874,232) $ (5,666,916) $ (7,839,187)   $ (4,848,639)   $ (7,973,140)  $ (23,537,970)
                                       ============  ============  ============    ============    ============   =============

The accompanying notes are an integral part of these financial statements.

Pro.Duct Health, Inc.
(a development stage enterprise)
Statements of Stockholders' Deficit for the Period from May 23, 1997 (date of inception) to September 30, 2001 (unaudited)


                                                                                                   Accumulated          Notes
                                                                                Additional           Other           Receivable
                                                          Common Stock           Paid-In         Comprehensive          from
                                                     Shares          Amount       Capital            Income         Stockholders
                                                   ---------       --------     ----------      ---------------     --------------
Issuance of common stock to founders at
   at $0.001 per share for cash in June 1997       1,800,000       $    180     $    1,620      $            -      $          -
Issuance of common stock at $0.001 per
   share for license rights in September 1997        100,000             10             90                   -                 -
Net loss                                                   -              -              -                   -                 -
                                                   ---------       --------     ----------      --------------      ------------
Balances at December 31, 1997                      1,900,000            190          1,710                   -                 -
Issuance of common stock at $0.08 and
   $0.10 per share in exchange for cash and
   notes receivable from March through
   November 1998                                   1,062,267            106        101,594                   -          (101,594)
Issuance of common stock upon exercise of
   options in November 1998 at $0.10 per share        25,000              3          2,497                   -                 -
Interest accrued on notes receivable
   from stockholders                                       -              -              -                   -            (1,243)
Net loss                                                   -              -              -                   -                 -
                                                   ---------       --------     ----------      --------------      ------------
Balances at December 31, 1998                      2,987,267            299        105,801                   -          (102,837)
Issuance of common stock upon exercise
   of options throughout the year
   at $0.10 per share                                 29,333              3          2,930                   -                 -
Issuance of restricted common stock at
   $0.10 per share for cash in April 1999             17,500              2          1,748                   -                 -

Repurchase of common stock at $0.001,
   $0.08 and $0.10 per share for cash and
   cancellation of notes receivable from
   stockholder from September
   through November 1999                            (303,049)           (31)       (11,199)                  -            11,053
Deferred stock-based compensation                          -              -         15,618                   -                 -
Amortization of deferred compensation                      -              -              -                   -                 -
Interest accrued on notes receivable
   from stockholders                                       -              -              -                   -            (4,174)
Change in unrealized gains on
   available-for-sale securities                           -              -              -             146,537                 -
Net loss                                                   -              -              -                   -                 -
                                                   ---------       --------     ----------      --------------      ------------
Balances at December 31, 1999                      2,731,051            273        114,898             146,537           (95,958)

                                                                                Deficit
                                                                              Accumulated
                                                                                During the        Total
                                                               Deferred      Development     Stockholders'
                                                            Compensation        Stage           Deficit
                                                         ---------------  ----------------  --------------
Issuance of common stock to founders at
   at $0.001 per share for cash in June 1997             $             -  $              -  $         1,800
Issuance of common stock at $0.001 per
   share for license rights in September 1997                          -                 -              100
Net loss                                                               -          (184,495)        (184,495)
                                                         ---------------  ----------------     ------------
Balances at December 31, 1997                                          -          (184,495)        (182,595)
Issuance of common stock at $0.08 and
   $0.10 per share in exchange for cash and
   notes receivable from March through
   November 1998                                                       -                 -              106
Issuance of common stock upon exercise of
   options in November 1998 at $0.10 per share                         -                 -            2,500
Interest accrued on notes receivable
   from stockholders                                                   -                 -           (1,243)
Net loss                                                               -        (1,874,232)      (1,874,232)
                                                         ---------------  ----------------    -------------
Balances at December 31, 1998                                          -        (2,058,727)      (2,055,464)
Issuance of common stock upon exercise
   of options throughout the year
   at $0.10 per share                                                  -                 -            2,933

Issuance of restricted common stock at
   $0.10 per share for cash in April 1999                              -                 -            1,750

Repurchase of common stock at $0.001,
   $0.08 and $0.10 per share for cash and
   cancellation of notes receivable from
   stockholder from September
   through November 1999                                               -                 -             (177)
Deferred stock-based compensation                                (15,618)                -                -
Amortization of deferred compensation                             15,618                 -           15,618
Interest accrued on notes receivable
   from stockholders                                                   -                 -           (4,174)
Change in unrealized gains on
   available-for-sale securities                                       -                 -          146,537
Net loss                                                               -        (5,666,916)      (5,666,916)
                                                         ---------------  ----------------    -------------
Balances at December 31, 1999                                          -        (7,725,643)      (7,559,893)
                                                         ===============  ================    =============

The accompanying notes are an integral part of these financial statements.

Pro.Duct Health, Inc.
(a development stage enterprise)
Statements of Stockholders' Deficit for the Period from May 23, 1997 (date of inception) to September 30, 2001 (unaudited)
                                          (Continued)

                                                                                                    Accumulated        Notes
                                                                                     Additional        Other         Receivable
                                                             Common Stock             Paid-In      Comprehensive       from
                                                      -------------------------
                                                        Shares          Amount        Capital         Income        Stockholders
                                                      ---------         -------   -------------   --------------   -------------
Balances at December 31, 1999                         2,731,051            273          114,898          146,537         (95,958)

Issuance of common stock upon exercise of
   options at $0.10 and $0.35 per share for cash                                                               -               -
   and in exchange for notes receivable from
   stockholders from February through
   December 2000                                        495,317             49          153,152                -       (143,720)
Issuance of restricted common stock at $0.10,
   $0.35, $0.55 and $1.25 per share for cash
   and in exchange for notes receivable
   from May through November 2000                     1,111,532            111          722,283                -        (722,327)

Repayment of notes receivable from
   stockholder in November 2000                               -              -                -                -          24,696
Interest accrued on notes
receivable from stockholders                                  -              -                -                -         (19,756)
Changes in unrealized
gains on available-for-sale securities                        -              -                -          206,606               -
Net loss                                                      -              -                -                -               -
                                                      ---------         -------   -------------   --------------   -------------
Balances at December 31, 2000                         4,337,900            433          990,333          353,143        (957,065)

Issuance of common stock upon exercise of
   options at $0.10 and $0.35 per share for cash
   from February through July 2001 (unaudited)           70,187              7           15,590                -               -
Interest accrued on notes receivable from
   stockholders (unaudited)                                   -              -                -                -         (45,512)
Changes in unrealized gains on
   available-for-sale securities (unaudited)                  -              -                -          (51,296)              -
Net loss (unaudited)                                          -              -                -                -               -

                                                      ---------         -------   -------------   --------------   -------------
Balances at September 30, 2001 (unaudited)            4,408,087         $  440    $   1,005,923     $    301,847   $  (1,002,577)
                                                      ---------         -------   -------------   --------------   -------------

                                                                           Deficit
                                                                        Accumulated
                                                                         During the        Total
                                                          Deferred      Development     Stockholders'
                                                       Compensation        Stage          Deficit
                                                       ------------    ------------   --------------
Balances at December 31, 1999                                     -      (7,725,643)     (7,559,893)

Issuance of common stock upon exercise of
   options at $0.10 and $0.35 per share for cash                  -               -               -
   and in exchange for notes receivable from
   stockholders from February through
   December 2000                                                  -               -           9,481
Issuance of restricted common stock at $0.10,
   $0.35, $0.55 and $1.25 per share for cash
   and in exchange for notes receivable
   from May through November 2000                                 -               -              67
Repayment of notes receivable from
   stockholder in November 2000                                   -               -          24,696
Interest accrued on notes
receivable from stockholders                                      -               -         (19,756)
Changes in unrealized
gains on available-for-sale securities                            -               -         206,606
Net loss                                                          -      (7,839,187)     (7,839,187)
                                                       ------------    ------------   -------------

Balances at December 31, 2000                                     -     (15,564,830)   (15,177,986)

Issuance of common stock upon exercise of
   options at $0.10 and $0.35 per share for cash
   from February through July 2001 (unaudited)                    -               -          15,597
Interest accrued on notes receivable from
   stockholders (unaudited)                                       -               -         (45,512)
Changes in unrealized gains on
   available-for-sale securities (unaudited)                      -               -         (51,296)
Net loss (unaudited)                                              -      (7,973,140)     (7,973,140)

                                                       ------------    ------------   -------------
Balances at September 30, 2001 (unaudited)             $          -    $(23,537,970)  $ (23,232,337)
                                                       ============    ============   =============

   The accompanying notes are an integral part of these financial statements.

Pro.Duct Health, Inc.
(a development stage enterprise)
Statements of Cash Flows


                                                                                                                       Cumulative
                                                                                                                       Period from
                                                                                                                      May 23, 1997
                                                                                                                         (date of
                                                                                                Nine Months Ended     inception) to
                                                          Years Ended December 31,                 September 30,       September 30,
                                                    -------------------------------------- ---------------------------
                                                      1998          1999          2000          2000          2001          2001
                                                    ---------- ------------- ------------- ------------- ------------- -------------
                                                                                                    (unaudited)         (unaudited)
Cash flows from operating activities:
  Net loss                                       $ (1,874,232) $ (5,666,916) $ (7,839,187) $ (4,848,639) $ (7,973,140) $(23,537,970)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Loss on disposal of property and equipment              -         1,950       111,796       111,796             -       113,746
    Depreciation and amortization                      36,769       191,965       480,971       344,900       429,554     1,140,502
    Provision for doubtful accounts                         -             -             -             -        78,150        78,150
    Interest accrued on notes receivable from
    stockholders                                       (1,243)       (4,174)      (19,756)      (14,109)      (45,512)      (70,685)
    Recognition of stock-based compensation
    expense                                                 -        15,618             -             -             -        15,618
    Issuance of common stock for license                    -             -             -             -             -           100
    Changes in current assets and liabilities:
      Accounts receivable                                   -             -      (141,915)      (81,540)      (44,315)     (186,230)
      Inventories                                           -             -       (46,285)            -       (94,931)     (141,216)
      Prepaid expenses and other current assets      (149,429)       (8,984)       99,814       149,741        36,922       (21,677)
      Accounts payable                                151,067       167,498        47,059       (86,766)     (136,825)      287,902
      Accrued liabilities                            (105,428)      371,478       813,670        13,409     1,139,120     2,159,211
                                                 ------------- ------------- ------------- ------------- ------------- -------------
        Net cash used in operating activities      (1,942,496)   (4,931,565)   (6,493,833)   (4,411,208)   (6,610,977)  (20,162,549)
                                                 ============= ============= ============= ============= ============= =============

Cash flows from investing activities:
  Purchase of property and equipment                 (518,933)     (810,407)     (789,047)     (734,905)      (23,303)   (2,148,083)
  Proceeds from the sale of property and
   equipment                                                -         8,800         9,659         9,659             -        18,459
  Purchase of short-term investments                        -   (22,875,364)  (33,200,973)  (12,230,348)  (24,016,907)  (80,093,244)
  Proceeds from the sale/maturity of short-term
  investments                                               -    14,380,638    18,874,947    17,285,000    30,670,406    63,925,991
  Other assets                                         (1,000)     (560,884)      (83,591)      (78,128)      217,087      (428,388)
  Other long-term liabilities                               -       148,265      (141,333)       11,083        (5,694)      222,403
        Net cash provided by (used in) investing
                                                 ------------- ------------- ------------- ------------- ------------- -------------
        activities                                   (519,933)   (9,708,952)  (15,330,338)    4,262,361     6,841,589   (18,502,862)
                                                 ============= ============= ============= ============= ============= =============

Cash flows from financing activities:
  Proceeds from issuance of redeemable
  convertible preferred stock, net                  3,015,640    12,945,621    24,496,327    23,556,139             -    40,457,588
  Proceeds from issuance of convertible
  promissory notes                                    150,000     1,050,000             -             -             -     1,200,000
  Proceeds from issuance of common stock                2,606         4,683         9,548         8,484        15,597        34,234
  Repayment of notes receivable from stockholders           -             -        24,696             -             -        24,696
  Repurchase of common stock                                -          (177)            -             -             -          (177)
  Repayment of notes payable                                -      (147,275)     (466,442)     (347,785)     (452,438)   (1,066,155)
  Proceeds from notes payable                         424,113       373,701     1,055,200     1,055,000             -     1,853,014
        Net cash provided by (used in) financing
                                                 ------------- ------------- ------------- ------------- ------------- -------------
        activities                                  3,592,359    14,226,553    25,119,329    24,271,838      (436,841)   42,503,200
                                                 ============= ============= ============= ============= ============= =============

Net increase (decrease) in cash and cash
equivalents                                         1,129,930      (413,964)    3,295,158    24,122,991      (206,229)    3,837,789

Cash and cash equivalents at beginning of period       32,894     1,162,824       748,860       748,860     4,044,018             -
                                                 ------------- ------------- ------------- ------------- ------------- -------------
Cash and cash equivalents at end of period       $  1,162,824  $    748,860  $  4,044,018  $ 24,871,851  $  3,837,789  $  3,837,789
                                                 ============= ============= ============= ============= ============= =============
Supplemental disclosures for cash flow
information:
  Cash paid during the period for interest       $     13,429  $     68,202  $    125,362  $     93,991  $     99,625  $    306,648

Noncash financing activities:
  Issuance of common stock for notes
    receivable from stockholders                 $    102,837  $          -  $    866,047  $     54,821  $          -  $    866,047
  Conversion of promissory notes for redeemable
    convertible preferred stock                  $    150,000  $  1,050,000  $          -  $          -  $          -  $  1,200,000
  Repurchase of common stock in connection with
    cancellation of notes receivable from
    stockholders                                 $          -  $     11,053  $          -  $          -  $          -  $     11,053
Deferred stock-based compensation                $          -  $     15,618  $          -  $          -  $          -  $     15,618

   The accompanying notes are an integral part of these financial statements.

NOTE 1 - FORMATION AND BUSINESS OF THE COMPANY:

     Pro.Duct Health, Inc. (the "Company"), formerly known as Windy Hill Technology, Inc., was incorporated in the state of Delaware on May 23, 1997 to develop and commercialize an approach for early stage diagnosis and treatment of breast cancer. The Company is in the development stage and since inception has devoted substantially all of its efforts to develop its product, recruit personnel and raise capital.

     In the course of its development activities, the Company has sustained operating losses and expects such losses to continue through the foreseeable future. The Company intends to finance its operations primarily through its cash and cash equivalents, future financing and revenues. However, there can be no assurance that such efforts will succeed or that sufficient funds will be made available.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Unaudited interim results

     The accompanying balance sheet as of September 30, 2001, the statements of operations and of cash flows for the nine months ended September 30, 2000 and 2001 and, cumulatively, for the period from May 23, 1997 (date of inception) to September 30, 2001, and the statement of stockholders' deficit for the nine months ended September 30, 2001 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations and cash flows for the nine months ended September 30, 2000 and 2001. The financial data and other information disclosed in these notes to the financial statements related to the nine month periods are unaudited. The results for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001, for any other interim period or for any future year.

Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents.

Short-term investments

     The Company has classified its investments as "available-for-sale". Such investments are recorded at fair value and unrealized gains and losses are recorded as a separate component of equity until realized. Interest income is recorded using an effective interest rate, with associated premium or discount amortized to "investment income". The cost of securities sold is based upon the specific identification method.

Inventories

     Inventories are stated principally at standard cost, which approximates the lower of cost (first-in, first-out), or market (net realizable value).

Property and equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of assets, which range from three to four years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. Upon sale or retirement of the assets, the cost and related accumulated depreciation or amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Other assets

     Cash restricted as to withdrawal or use for other than current operations, is considered restricted cash and included in other assets (see Note 5).

Revenue recognition

     Revenue from the sale of products is recognized upon shipment to customers provided that at the time of shipment, there is persuasive evidence of an arrangement with the customer, the fee is fixed and determinable and collection of the resulting receivable is probable.

Research and development

     Costs related to research, design and development of products are charged to research and development expense as incurred.

Advertising

     Advertising costs are expensed as incurred. For the years ended December 31, 1998, 1999 and 2000 and, cumulatively, for the period from May 23, 1997 (date of inception) through September 30, 2001 (unaudited), advertising expense was none, $17,151, $253,940 and $477,574, respectively.

Segments

     The Company operates in one segment using one measurement of profitability to manage its business. All long-lived assets are maintained in the United States of America and all revenue was generated in the United States of America.

Stock-based compensation

     The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transaction Involving Stock Compensation, an Interpretation of APB No. 25." ("FIN No. 44"), in accounting for its employee stock options, and presents disclosure of pro forma information required under "Accounting for Stock-Based Compensation," ("SFAS No. 123").

     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," which require that such equity instruments are recorded at their fair value at the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Concentrations of credit risk and other risks and uncertainties

     The Company's cash and cash equivalents are deposited with two major financial institutions in the United States of America. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

     For financial instruments consisting of cash and cash equivalents, available-for-sale securities, accounts receivable, accounts payable and accrued liabilities included in the Company's financial statements, the carrying amounts are reasonable estimates of fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable approximate fair value.

     The majority of products developed by the Company may require approvals from the Food and Drug Administration ("FDA") or other international regulatory agencies prior to commercial sales. There can be no assurance the Company's products will receive the necessary approvals. If the Company was denied approval or approval was delayed, it may have a material adverse impact on the Company. In 2000, the Company received 510(k) clearance for its microcatheter.

     In 2000, two customers accounted for 20% and 10% of total revenues. At December 31, 2000, no customer accounted for greater than 10% of accounts receivable.

Income taxes

     The Company accounts for income taxes under the liability method. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Under this method, deferred tax assets and liabilities are determined on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.

Comprehensive income

     Comprehensive income generally represents all changes in stockholders' deficit except those resulting from investments or contributions by stockholders. The Company's unrealized gains on available-for-sale securities represent the only component of comprehensive income that is excluded from the net loss. As it has not been significant, individually or in aggregate, no separate statement of comprehensive income has been presented.

Recent accounting pronouncements

     In July 2001, the FASB issued SFAS No. 141 "Business Combinations" ("SFAS No. 141 ") which establishes financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". SFAS No. 141 requires that all business combinations be accounted for using one method, the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001.

     In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets," ("SFAS No. 142") which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition, and after they have been initially recognized in the financial statements. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is expected to have no material impact on financial reporting and related disclosures of the Company.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," ("SFAS No. 143") which is effective for the Company beginning fiscal 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The Company does not expect the adoption of SFAS No. 143 to have a material impact on the Company's financial position and results of operations.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal periods. SFAS No. 144 supersedes FASB Statement No. 121and parts of APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions relating to Extraordinary Items," ("Opinion 30"), however, SFAS No. 144 retains the requirement of Opinion 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 addresses financial accounting and reporting for the impairment of certain long-lived assets and for long-lived assets to be disposed of. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's financial position and results of operations.

NOTE 3 - BALANCE SHEET COMPONENTS:

       Available-for-sale securities at December 31, 1999 and 2000 are entirely comprised of government term notes and are summarized as follows:

                                                                             December 31,
                                                                --------------------------------
                                                                     1999                2000
                                                                -------------     --------------
        Amortized cost                                          $   8,494,726     $   22,820,752
        Unrealized gains                                              146,537            353,143
                                                                -------------     --------------

        Fair value                                              $   8,641,263     $   23,173,895
                                                                =============     ==============

       At December 31, 2000, the securities bear interest at rates between 6.3% to 6.6% per annum and mature between February and April 2001.

       At December 31, 1999, the Company held no inventories. At December 31, 2001 and September 30, 2001 (unaudited), inventories consist of the following:


                                                                   December 31,    September 30,
                                                                --------------    -------------
                                                                      2000             2001
                                                                ------------      --------------
                                                                                   (unaudited)
        Raw materials                                           $      29,476     $            -
        Work-in-progress                                                1,429             59,955
        Finished goods                                                 15,380             81,261
                                                                -------------     --------------

                                                                $      46,285     $      141,216
                                                                =============     ==============

       Property and equipment consists of the following:

                                                                             December 31,
                                                                --------------------------------
                                                                        1999             2000
                                                                -------------     --------------
        Office furniture and equipment                          $     111,770     $      302,856
        Computer and software equipment                               136,901            308,394
        Machinery and equipment                                       416,084            490,051
        Leasehold improvements                                        145,619            777,462
        Construction-in-progress                                      514,609             22,687
                                                                -------------     --------------
                                                                    1,324,983          1,901,450
        Less: Accumulated depreciation and amortization              (229,977)          (619,823)
                                                                -------------     --------------

                                                                $   1,095,006     $    1,281,627
                                                                =============     ==============

                                      F-11

       Accrued liabilities consist of the following:

Accrued payroll related expense                 $   228,205     $     431,420
Accrued rent                                              -           224,069
Accrued sublease deposit                                  -           221,165
Accrued professional and outside services           129,500           163,314
Other liabilities                                    69,881           201,288
                                                -----------     -------------

                                                $   427,586     $   1,241,256
                                                ===========     =============
Note 4 - Notes Payable:

       In June 1998, the Company entered into an equipment financing agreement which provided for borrowings up to $750,000 and expired in June 1999. All borrowings under the financing agreement are collateralized by the related equipment. The borrowings are repayable in 33 equal monthly installments and bear interest at the prime rate plus 0.5% (9.5% at December 31, 2000).

       In July 1999, the Company entered into an equipment financing agreement which provides for borrowings up to $1,750,000 and was to expire in August 2000. In March 2000, the Company amended the equipment financing agreement to provide for borrowings to finance tenant improvements and to defer the agreements expiration to April 2001. The Company drew down a total of $71,261 and $1,055,200 under this financing agreement during 1999 and 2000, respectively. Repayments on each of the drawdowns comprise 48 installments and are due monthly beginning on the date of each drawdown. The borrowings under the financing agreement are collateralized by the related equipment and bear interest at the U.S. three year treasury yield rate plus 2.592% (approximately 8.8% at December 31, 2000). In connection with the agreement, the Company issued warrants to purchase common stock (Note 7).

       At December 31, 2000, aggregate annual maturities of the notes payable are as follows:

         2001                                                   $     586,503
         2002                                                         346,667
         2003                                                         290,149
         2004                                                          15,978
                                                                -------------

                                                                $   1,239,297
                                                                =============

NOTE 5 - COMMITMENTS:

Facility lease

       In September 1999, the Company entered into a noncancelable operating lease which expires in April 2003. In addition to the base rental, the Company is responsible for utilities and certain expenses.

The Company also leases certain equipment under a noncancelable operating lease which expires in June 2002. At December 31, 2000, aggregate future minimum payments under the leases are as follows:

           Year Ending
           December 31,
           -----------

              2001                                           $   817,192
              2002                                               837,818
              2003                                               284,272
                                                             -----------

                                                             $ 1,939,282
                                                             ===========


       Under the terms of the facility agreement, the Company is obligated to provide the lessor with a letter of credit in the amount of $400,000. The letter of credit is collateralized by a certificate of deposit of $400,000 and is included in other assets.

       In October 1999, the Company entered into two noncancelable sublease agreements which, as amended, expire in November 2001. The minimum lease payments, disclosed above, have not been reduced by minimum noncancelable rentals of $695,895, due in the future under the sublease agreements. The Company received income of $77,471 and $738,698 under sublease agreements for the years ended December 31, 1999 and 2000, respectively.

       Rent expense for the years ended December 31, 1998, 1999 and 2000, and, cumulatively, for the period from May 23, 1997 (date of inception) through December 31, 2000 was $92,115, $304,845, $1,133,172 and $1,530,132,
respectively. The rent expense, disclosed above, has not been reduced by the sublease income.

License agreements

       In December 1997, as amended, the Company entered into a license agreement with the Regents of the University of California ("University") for the exclusive rights to certain patents and other know-how relating to methods and kits for early diagnosis and treatment of breast cancer. In consideration for the license, the Company paid $10,000 in cash and issued 100,000 shares of common stock valued at $0.001 per share to the University. Based on the early stage of development and the uncertainty as to the feasibility of the licensed technology, the above license fee was expensed immediately. The license fee is non-refundable and noncreditable. The Company is also required to make various milestone payments over the term of the contract and royalties upon product commercialization (Note 10).

       In October 1998, the Company entered into a second license agreement with the University for exclusive, sublicensable, worldwide rights to certain patents related to growing cells and cell composition. In consideration for the license, the Company paid a non-refundable and noncreditable fee of $5,000. Based on the early stage of development and the uncertainty as to the feasibility of the licensed technology, the above license fee was expensed immediately. The Company is also required to make various milestone payments over the term of the contract and royalties upon product commercialization (Note 10). As of September 30, 2001 (unaudited), no royalty payments have been made.

       In February 1999, the Company entered into a license agreement with John Hopkins University ("John Hopkins") for the exclusive rights to a patent and know-how relating to methods for the treatment of breast cancer. In consideration for the license, the Company paid $10,000 in cash and reimbursed John Hopkins for previously incurred patent cost associated with the licensed technology. Based on the early stage of development and the uncertainty as to the feasibility of the licensed technology, the above license fee was expensed immediately. The license fee is non-refundable and non-creditable. The Company is also required to make an annual payment of $5,000 to renew the license and issue up to 50,000 shares of common stock upon the issuance of additional patents as a result of the technology. The Company is also required to make various milestone payments and royalties upon product commercialization. As of September 30, 2001 (unaudited), no milestone or royalty payments have been made.

       In May 1999, the Company entered into a third license agreement with the University for the exclusive rights to certain patents and other know-how relating to targets for selective gene therapy. In consideration for the license, the Company paid $10,000 in cash. Based on the early stage of development and the uncertainty as to the feasibility of the licensed technology, the above license fee was expensed immediately. The license fee is non-refundable and non-creditable. The Company is also required to make various milestone payments over the term of the contract and royalties upon product commercialization (Note 10). As of September 30, 2001 (unaudited), no royalty payments have been made.

Sponsored research agreements

       In August 1998, the Company entered into a two-year sponsored research agreement with the University to study cell interactions in breast ducts and duct secretions. Under the terms of this agreement, the Company will provide research support to the University at $152,000 per year (Note 10).

       In March 1999, the Company entered into a two-year sponsored research agreement with the University for the project titled "Targeting the Epithelial-Myoepithelial Connection in Human Breast Cancer." Under the agreement, the Company will provide research support to the University for total costs of $306,000 (Note 10).

       In March 2000, the Company entered into a two-year sponsored research with John Hopkins for a project titled "Prevention of Breast Cancer by Targeting Disruption of Breast Epithelial Cells." Under the terms of the agreement, the Company will provide research support to John Hopkins for a total cost up to $75,000 per year.

Note 6 - Redeemable Convertible Preferred Stock:

       In 1998, the Company sold 4,266,664 shares of Series A redeemable convertible preferred stock at $0.75 per share for net proceeds of $3,165,640.

       In 1999, the Company sold 6,375,002 shares of Series B redeemable convertible preferred stock at $2.20 per share for net proceeds of $13,995,621.

       In 2000, the Company sold 4,984,004 shares of Series C redeemable convertible preferred stock at $4.93 per share for net proceeds of $24,496,327.

       At December 31, 1998, the amounts and liquidation value of redeemable convertible preferred stock were as follows:

                                                    Shares        Preferential
                    Carrying         Shares        Issued and      Liquidation
                     Amount        Authorized     Outstanding        Value
                 -------------     ----------     -----------    -------------

Series A         $   3,165,640      5,000,000       4,266,664    $   3,200,000
                 =============     ==========     ===========    =============

       At December 31, 1999, the amounts and liquidation value of redeemable convertible preferred stock were as follows:

                                                    Shares        Preferential
                      Carrying       Shares        Issued and      Liquidation
                       Amount      Authorized     Outstanding        Value
                 -------------     ----------     -----------    -------------
Series A         $   3,165,640      5,000,000       4,266,664    $   3,200,000
Series B            13,995,621      7,000,000       6,375,002       14,025,000
                 -------------     ----------     -----------    -------------

                 $  17,161,261     12,000,000      10,641,666    $  17,225,000
                 =============     ==========     ===========    =============

       At December 31, 2000 and September 30, 2001 (unaudited), the amounts, terms and liquidation value of redeemable convertible preferred stock were as follows:

                                                    Shares        Preferential
                      Carrying       Shares        Issued and      Liquidation
                       Amount      Authorized     Outstanding        Value
                 -------------     ----------     -----------    -------------
Series A         $   3,165,640      5,000,000       4,266,664    $   3,200,000
Series B            13,995,621      7,000,000       6,375,002       14,025,000
Series C            24,496,327      5,100,000       4,984,004       24,571,000
                 -------------     ----------     -----------    -------------

                 $  41,657,588     17,100,000      15,625,670    $  41,796,000
                 =============     ==========     ===========    =============

       The rights, preferences and privileges of the redeemable convertible preferred stock are as follows:

Dividends

       The holders of Series C redeemable convertible preferred stock are entitled, out of any funds legally available, to receive noncumulative dividends at the rate of $0.394 per share per year if and when declared by the Board of Directors. These dividends are in preference to any dividend distribution to the Series A, Series B redeemable convertible preferred stockholders and common stockholders.

       The holders of the Series B redeemable convertible preferred stock are entitled, out of any funds legally available, to receive noncumulative dividends at the rate of $0.176 per share per year if and when declared by the Board of Directors, subsequent to the preference of the Series C redeemable convertible preferred stockholders. These dividends are in preference to any dividend distribution to the Series A redeemable convertible preferred stockholders and common stockholders.

       The holders of the Series A redeemable preferred stock are entitled, out of any funds legally available, to receive noncumulative dividends subsequent to the preferences of the Series C and Series B redeemable convertible preferred stockholders, but prior to common stockholders, at the rate of $0.06 per share per year if and when declared by the Board of Directors.

       No dividends have been declared through September 30, 2001.

Liquidation

       In the event of a liquidation of the Company, the holders of the preferred stock are entitled to a liquidation preference. Holders of Series A, Series B and Series C redeemable convertible preferred stock are entitled to a liquidation preference of $0.75, $2.20 and $4.93 per share, plus any accrued but unpaid dividends, respectively. If insufficient assets exist upon occurrence of this event, the entire assets and funds of the Company shall be distributed ratably among the holders of the redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive on account of the redeemable convertible preferred stock held.

       In addition, any remaining assets will be distributed among the holders of the redeemable convertible preferred stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such preferred stock on the then applicable conversion price for each such series), provided that (i) holders of Series A redeemable convertible preferred stock do not receive further distributions once they have received an aggregate of $1.50 per share, (ii) holders of Series B redeemable convertible preferred stock do not receive further distributions once they have received an aggregate of $4.40 per share and (iii) holders of Series C redeemable convertible preferred stock do not receive further distributions once they have received an aggregate of $9.86 per share. A liquidation includes any recapitalization or any consolidation or corporate reorganization in which the stockholders of the Company immediately prior to such event own less than 50% of the Company's voting power immediately after such event.

Voting

       The holders of the redeemable convertible preferred stock are entitled to the number of votes they would have upon conversion of their preferred stock into common stock.

Conversion

       The shares of redeemable convertible preferred stock may be converted into common stock at the option of the holder at anytime prior to the request for redemption.

       Each share is convertible on a one-for-one basis, subject to adjustment for antidilution. Conversion is automatic upon the earlier of (i) a firm commitment for an underwritten initial public offering at an offering price of not less than $9.86 per share and aggregate proceeds of $15,000,000 or (ii) at the consent of the holders of a majority of the then outstanding shares of preferred stock. The Company has reserved 15,625,670 shares of common stock for the conversion of the Series A, Series B and Series C redeemable convertible preferred stock.

Redemption

       At any time after May 20, 2004 should the Company receive notification from a majority of the outstanding preferred stockholders, the Company will be required to redeem all of the then outstanding preferred stock over a three year period at a rate of 1/3 of the outstanding shares per year. The Series A redeemable convertible preferred stock redemption value is the issue price of $0.75 per share (subject to stock splits and dividends), plus any declared but unpaid dividends. The Series B redeemable convertible preferred stock redemption value is the issue price of $2.20 per share (subject to stock splits and dividends), plus any declared but unpaid dividends. The Series C redeemable convertible preferred stock redemption value is the issue price of $4.93 per share (subject to stock splits and dividends), plus any declared but unpaid dividends.

Convertible promissory notes

       In November 1997, the Company issued convertible promissory notes for a total amount of $150,000. In February 1998, the notes, which bore interest at 6.25% per annum, were converted into 200,000 shares of Series A redeemable convertible preferred stock at $0.75 per share. In conjunction with the promissory notes, the Company also issued warrants to purchase common stock (Note 7).

       In April 1999, the Company issued convertible promissory notes for a total amount of $1,050,000. In May 1999, the notes, which bore interest at 7.0% per annum, were converted into 477,273 shares of Series B redeemable convertible preferred stock at $2.20 per share. In conjunction with the promissory notes, the Company also issued warrants to purchase common stock (Note 7).

note 7 - Stockholders' Deficit:

Common stock

       The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 22,000,000 shares of $0.0001 par value common stock. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid as of September 30, 2001. A portion of the shares sold are subject to a right of repurchase by the Company over the vesting period, which is generally over a four-year period. At December 31, 2000 and September 30, 2001, 1,927,712 and 1,237,092 (unaudited) shares of common stock were subject to the right of repurchase by the Company.

Stock option plan

       In 1998, the Company authorized the 1998 Stock Option Plan (the "Plan") under which the Board of Directors may issue incentive stock options or restricted common stock options grants to employees and nonqualified stock options or restricted common stock options grants to consultants or non-employee directors of the Company. The Board of Directors has the authority to determine to whom options or restricted common stock options will be granted, the number of shares, the term and the exercise price (which cannot be less than the fair market value at date of grant for incentive stock options or 85% of fair market value for nonqualified stock options). If an employee owns stock representing more than 10% of the outstanding shares, the price of each shall be at least 110% of the fair market value, as determined by the Board of Directors. The options or restricted common stock option grants are exercisable at times and increments as specified by the Board of Directors, and generally expire ten years from date of grant. The grants generally vest over a four-year period and unvested option and restricted common stock option exercises are subject to repurchase upon termination of the holder's status as an employee or consultant.

       At December 31, 2000 and September 30, 2001, 1,185,409 and 725,947
(unaudited) shares of common stock were subject to the right of repurchase by the Company, respectively.

Equity Incentive Program

       In April 2000, the Company approved an Equity Incentive Program ("Equity Plan") to compensate certain employees and consultants upon achievement of certain clinical and financing milestones. The Company reserved 750,000 shares of common stock under the Equity Plan. The restricted common stock grants, are immediately exercisable, generally vest over a four-year period and the exercise price is equal to the fair market value on the date of grant. All restricted common stock option grants were immediately exercised. At December 31, 2000 and September 30, 2001 (unaudited), a total of 742,303 shares of restricted common stock were issued, of which, 742,303 and 511,145, respectively, were subject to the right of repurchase by the Company.

Activity under the Plans are as follows:

                                                                       Options Outstanding
                                                                       -------------------               Weighted
                                               Shares         Number                                     Average
                                              Available         of         Exercise        Aggregate     Exercise
                                              for Grant       Shares         Price           Price        Price
                                             ----------    ----------    --------------    ---------    ----------
Shares reserved at Plan inception             1,400,000             -    $            -    $       -    $        -
Shares issued under restricted stock
   purchase agreement                        (1,062,267)            -    $            -            -    $        -
Options granted                                (241,000)      241,000    $         0.10       24,100    $     0.10
Options exercised                                     -       (25,000)   $         0.10       (2,500)   $     0.10
Options cancelled                                30,000       (30,000)   $         0.10       (3,000)   $     0.10
                                             ----------    ----------    --------------    ---------    ----------

Balances at December 31, 1998                   126,733       186,000    $         0.10       18,600    $     0.10

Additional shares reserved                      777,300             -    $            -            -    $        -
Shares issued under restricted stock
   purchase agreement                           (17,500)            -    $            -            -    $        -
Options granted                                (867,683)      867,683    $ 0.10 - $0.35      236,939    $     0.27

Options exercised                                     -       (29,333)   $         0.10       (2,933)   $     0.10
Options cancelled                                41,042       (41,042)   $ 0.10 - $0.35       (5,354)   $     0.13

Shares repurchased under restricted
   stock purchase agreements                    125,749             -    $            -            -    $        -
                                             ----------    ----------    --------------    ---------    ----------

Balances at December 31, 1999                   185,641       983,308    $ 0.10 - $0.35      247,252    $     0.25

Additional shares reserved                    1,450,000             -    $            -            -    $        -
Shares issued under restricted stock
   purchase agreement                        (1,111,532)            -    $            -            -    $        -
Options granted                                (363,340)      363,340    $ 0.35 - $1.25      284,604    $     0.78

Options exercised                                     -      (495,317)   $ 0.10 - $0.35     (153,827)   $     0.31

Options cancelled                               123,796      (123,796)   $ 0.10 - $0.35      (35,230)   $     0.31
                                             ----------    ----------    --------------    ---------    ----------

Balances at December 31, 2000                   284,565       727,535    $ 0.10 - $1.25      342,799    $     0.47

Options granted (unaudited)                    (172,800)      172,800    $ 1.25 - $6.00      448,750    $     2.60

Options exercised (unaudited)                         -       (70,187)   $ 0.10 - $0.35      (15,597)   $     0.22

Options cancelled (unaudited)                    20,000       (20,000)   $         1.25      (25,000)   $     1.25
                                             ----------    ----------    --------------    ---------    ----------
Balances at September 30, 2001 (unaudited)      131,765       810,148    $ 0.10 - $6.00    $ 750,952    $     0.93
                                             ==========    ==========    ==============    =========    ==========

 The options outstanding and exercisable by exercise price at December 31, 2000 are as follows:

                    Options Outstanding
        -----------------------------------------------
                                           Weighted
                                           Average
                                          Remaining
          Exercise        Number         Contractual         Options
           Price        Outstanding     Life (in Years)    Exercisable
        ------------    -----------     ---------------    -----------

        $   0.10          277,095             8.0            135,339
            0.35          135,765             8.8             37,112
            0.55          179,675             9.6              3,750
            1.25          135,000             9.9                  -
                        -----------                        -----------
                          727,535                            176,201
                        -----------                        -----------

       The options outstanding and exercisable by exercise price at September 30, 2001 are as follows (unaudited):

                           Options Outstanding
          -------------------------------------------------------
                                                       Weighted
                                                       Average
                                                      Remaining
          Exercise                 Number            Contractual      Options
            Price               Outstanding        Life (in Years)  Exercisable
          --------              -----------        --------------   -----------

          $ 0.10                 241,220                7.3            151,213
            0.35                 101,453                8.1             33,664
            0.55                 179,675                8.9             55,733
            1.25                 238,800                9.4                  -
            6.00                  49,000                9.9                  -
                                 -------                              --------

                                 810,148                               240,610
                                 =======                              ========

Stock-based compensation

       The Company has adopted the disclosure only provisions of SFAS No. 123. The Company calculated the fair value of each option on the date of grant using the minimum value method as prescribed by SFAS No. 123 with the following assumptions:

                                                                    Nine Months Ended
                                   Years Ended December 31,          September 30,
                                   ------------------------          ------------
                                1998       1999         2000      2000            2001
                             ---------    -------     -------    -------         -------
                                                                       (unaudited)
Expected life of options       4 years    4 years     4 years    4 years         4 years
Risk-free interest rate        5.11%      4.07%          6.07%      6.26%           4.64%
Dividends                      -          -                 -          -               -

       The weighted average per share grant date fair value of options granted during the years ended December 31, 1998, 1999 and 2000 and for the nine months ended September 30, 2001 was $0.02, $0.05, $0.15 and $0.43 (unaudited), respectively.

       Had compensation costs been determined based upon the fair value at the grant date, consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net loss under SFAS No. 123 would have been as follows:

                                                                                   Nine Months Ended
                                         Years Ended December  31,                   September 30,
                                         ------------------------            -----------------------------
                                   1998          1999            2000            2000            2001
                              -------------  -------------   -------------   ------------    -------------
                                                                                     (unaudited)
Net loss - as reported        $  (1,874,232) $ (5,666,916)   $  (7,839,187)  $  (4,848,639)  $  (7,973,140)
                              =============  ============    =============   =============   =============

Net loss - pro forma          $  (1,874,543) $ (5,672,131)   $  (7,850,631)  $  (4,856,926)  $  (8,010,823)
                              =============  ============    =============   =============   =============

Deferred stock-based compensation

       Stock-based compensation expense related to stock options granted to non-employees is recognized on a straight line basis, as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model as prescribed by SFAS No. 123. The stock-based compensation expense will fluctuate as the fair market value of the common stock fluctuates. Since inception, the fair value of the stock options granted to non-employees was not material.

       During November 1999, in connection with change in status of an employee, the vesting of a stock option grant of 56,588 shares of common stock was accelerated. The Company recorded stock-based compensation expense of $15,618.

Notes receivable from stockholders

       During March though November 1998, the Company received promissory notes from officers and a board member of the Company to purchase their restricted common stock. The sum of the full-recourse notes receivable totaled $101,594 and bear interest at a rate of 4.47% per annum. The notes are collateralized by the restricted common stock issued under the exercise of these options. The notes are due and payable in full on the earliest of March through November 2002 or upon termination, with interest payable in arrears.

       In May 2000, the Company received promissory notes from officers and a board member of the Company to purchase their restricted common stock. The sum of the full-recourse notes receivable totaled $260,623 and bear interest at a rate of 6.40% per annum. The notes are collateralized by the restricted common stock issued under the exercise of these options. The notes are due and payable in full on the earliest of May 2004 or upon termination, with interest payable in arrears.

       In September 2000, the Company received promissory notes from officers and board members of the Company to purchase their restricted common stock. The sum of the full-recourse notes receivable totaled $287,798 and bear interest at a rate of 6.33% per annum. The notes are collateralized by the restricted common stock issued under the exercise of these options. The notes are due and payable in full on the earliest of September 2004 or upon termination, with interest payable in arrears.

       In November 2000, the Company received promissory notes from officers and a board member of the Company to purchase their restricted common stock. The sum of the full-recourse notes receivable totaled $317,626 and bear interest at a rate of 6.01% per annum. The notes are collateralized by the restricted common stock issued under the exercise of these options. The notes are due and payable in full on the earliest of November 2004 or upon termination, with interest payable in arrears.

Warrants

       In November 1997, the Company issued warrants to purchase 45,001 shares of the Company's common stock at $1.00 per share in connection with the issuance of convertible promissory notes. The warrants are exercisable at any time and expire five years from the date of grant or upon the closing of an acquisition of the Company or an initial public offering of the Company's common stock for at least $5.00 per share, whichever is earlier. The fair value of the warrants, determined using a Black-Scholes model, was not material.

       In April 1999, the Company issued warrants to purchase 47,757 shares of the Company's common stock at $0.44 per share in connection with the issuance of convertible promissory notes. The warrants are exercisable at any time and expire fours years from the date of grant or upon closing of an acquisition of the Company or an initial public offering of the Company's common stock for at least $3.00 per share, whichever is earlier. The fair value of the warrants, determined using a Black-Scholes model, was not material.

       In September 1999, the Company issued warrants to purchase 15,511 shares of the Company's common stock at $2.20 per share in connection with the execution of a lease line of credit. The warrants are exercisable for a period of six years from the date of grant or closing of an acquisition of the Company, whichever is earlier. The fair value of the warrants, determined using a Black-Scholes model, was not material.

NOTE 8 - INCOME TAXES:

       As of December 31, 2000, the Company had federal and state net operating loss carryforwards ("NOLs") of approximately $14,825,000 and $11,554,000, respectively, available to offset future taxable income. The Company had federal and state tax credits of $252,000 and $328,000, respectively. The net operating loss and credit carryforwards expire between 2005 and 2020 if not utilized. Under current tax rules, the amounts of benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating loss that the Company may utilize in any year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

       The Tax Reform Act of 1986 limits the use the net operating loss and tax credit caryforwards in the case of an "ownership change" of a corporation. Ownership changes, as defined, have already occurred on April 21, 1997 and February 23, 1999 as a result of the Company's preferred stock financings. In accordance with Internal Revenue Code Section 382, such losses are subject to annual limitation. The annual limitations did not result in the expiration of net operating losses prior to utilization.

       Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                    December 31,
                                                       -------------------------------------
                                                            1999                  2000
                                                       -------------         ---------------
Deferred tax assets:
   Net operating loss carryforwards                    $   2,767,000          $    5,715,000
   Research and development credit carryforwards             264,000                 449,000
   Capitalized research and development                      139,000                 119,000
   Accruals and reserves                                      34,000                 192,000
   Depreciation and amortization                             (14,000)                 70,000
   Other tax credits                                          11,000                  20,000
   Less: Valuation allowance                              (3,201,000)             (6,565,000)
                                                       -------------           -------------

                                                       $           -           $           -
                                                       =============           =============

       The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

NOTE 9 - EMPLOYEE BENEFIT PLAN:

       In January 1998, the Company adopted a defined contribution retirement plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code of 1996. The Plan covers essentially all employees. Eligible employees may make voluntary contributions to the Plan up to 15% of their annual compensation, subject to statutory annual limitations, and the employer is allowed to make discretionary contributions. The Company has made no contributions to date.

NOTE 10 - RELATED PARTIES:

       In July 1997, as amended, the Company entered into a consulting agreement with a board member, who is also a stockholder. Under the terms of the agreement, the consultant is paid a monthly fee as services are rendered and is compensated with issuance of restricted common stock options, which vest ratably through August 2004. The Company made payments of $85,015, $221,305 and $125,170 and $515,662 for the years ended December 31, 1998, 1999, 2000, and, cumulatively, for the period from May 23, 1997 (date of inception) through September 30, 2001 (unaudited), respectively. As of December 31, 2000, the Company issued a total of 129,229 shares of restricted common stock relating to these services.

       Since December 1997, under the terms of certain license and sponsored research agreements, the Company licensed certain patents and sponsored certain research and development activities with the University, who is also a stockholder (Note 5). The Company made payments of $218,767, $266,591, $282,755 and $824,910 for the years ended December 31, 1998, 1999, 2000, and, cumulatively, for the period from May 23, 1997 (date of inception) through September 30, 2001 (unaudited), respectively. At December 31, 1999 and 2000, the Company accrued none and $11,874 as royalty payable and expenses relating to those sponsored services.

       Since January 1999, the Company utilized a legal firm that is also a stockholder. The legal firm is paid as services are rendered. The Company made payments of $98,361, $125,267 and $285,595 for the years ended December 31, 1999, 2000, and, cumulatively, for the period from May 23, 1997 (date of inception) through September 30, 2001 (unaudited), respectively. At December 31, 1999 and 2000, the Company accrued none and $11,178, respectively, of legal expense relating to these services.

       In April 2000, the Company entered into a consulting agreement with a board member, who is also a stockholder. Under the terms of the agreement, the consultant is compensated with issuance of restricted common stock options upon completion of certain milestones. As of December 31, 2000, the Company issued a total of 134,979 shares of restricted common stock relating to these services. As of December 31, 2000, the Company issued a total of 129,229 shares of restricted common stock relating to these services.

NOTE 11 - SUBSEQUENT EVENTS (UNAUDITED):

Merger

     On November 30, 2001, the Company closed its merger transaction with Cytyc Corporation ("Cytyc"), a publicly traded company. Under the terms of the merger, Cytyc issued approximately 5.0 million shares of its stock and $38.5 million in cash in exchange for all of the Company's outstanding shares and the assumption of all of the Company's outstanding stock options and warrants.

     (B) PRO FORMA FINANCIAL INFORMATION
                                                                            Page
                                                                            ----

Introduction To Pro Forma Combined Condensed Financial Information ........ F-25

Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2001 ...... F-30

Unaudited Pro Forma Combined Condensed Statement of Operations for
     the year ended December 31, 2000 ..................................... F-31

Unaudited Pro Forma Combined Condensed Statement of Operations for
     the nine months ended September 30, 2001 ............................. F-32

Notes to Unaudited Pro Forma Combined Financial Information ............... F-33


INTRODUCTION TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     On November 30, 2001, Cytyc Corporation (Cytyc or Company) completed its acquisition of Pro Duct Health, Inc. (Pro Duct), by means of a merger (the Merger) of Pro Duct with and into Cytyc Health Corporation, a wholly-owned subsidiary of Cytyc, pursuant to an Agreement and Plan of Merger dated as of October 17, 2001, as amended, (the Merger Agreement). Pro Duct is focused on the development and commercialization of an approach to enhance the evaluation of risk for breast cancer.

     Upon the effective time of the Merger on November 30, 2001, Cytyc issued an aggregate of approximately 5.0 million shares of Cytyc common stock, par value $0.01 per share, and $38,500,000 in cash in exchange for all of the outstanding capital stock, vested options and warrants of Pro Duct. The 5.0 million shares excludes approximately 105,000 shares that are reserved for issuance upon exercise of outstanding unvested Pro Duct options assumed by Cytyc in the Merger. The source of funds for the Merger came from the authorized capital stock of Cytyc and from Cytyc's cash on hand.

     Certain shares of the Cytyc common stock payable to the former Pro Duct securityholders totaling approximately 489,075 shares and approximately $3,850,000 have been deposited with an escrow agent pursuant to the Merger Agreement and an Escrow Agreement dated as of November 30, 2001, by and among Cytyc, the Pro Duct stockholder representative and JPMorgan Chase Bank (the Escrow Agreement). The escrowed shares and cash will be used to indemnify
Cytyc against losses, if any,
resulting from breaches of the representations, warranties and covenants made by Pro Duct in the Merger Agreement or for certain intellectual property matters. The escrowed shares and cash that are not needed to cover outstanding claims made by Cytyc will be released on December 6, 2002.

     The purchase price and terms for the transaction were determined in arms-length negotiations. The acquisition of Pro Duct is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. The aggregate purchase price for Pro Duct was approximately $183,898,000 of which $38,500,000 was paid in cash, approximately $137,650,000 was related to the value of approximately 5.0 million shares of Cytyc common stock, approximately $5,234,000 was for acquisition related fees and expenses and approximately $2,514,000 was related to the fair value of approximately 105,000 unvested Pro Duct stock options. The Pro Duct Merger has been accounted for as a purchase in accordance with Statement of Financial Accounting Standard No. 141, "Business Combinations" (SFAS 141) and accordingly, the purchase price has been allocated to the assets and liabilities of Pro Duct based on their fair value.

     As part of the purchase price allocation, all intangible assets that are a part of the merger were identified and valued. It was determined that technology assets had value. As a result of this identification and valuation process, the Company allocated approximately $56 million of the purchase price to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were charged to expense as of the date of the merger.

     At the merger date, Pro Duct had the following ongoing research and development projects:

     1. Conducting additional clinical trials in an effort to further demonstrate the clinical efficacy of Pro Duct's technology.

     2. A follow-on study is underway concerning the high-risk women in the original trial. This study is a long-term prospective outcomes study that will address several follow-on questions. Each of the women has been invited to participate in this four-year follow-up trial. The ductal cytology from these high-risk women will be compared with long-term breast health outcomes data. The reproducibility of NAF production and ductal lavage cytological results over time will be investigated. Data from the initial study will be further extended in this study by including ductal lavage of non-fluid yielding ducts. The incidence of atypia in fluid-yielding ducts will be compared to that in the non-fluid yielding ducts.

     3. Pro Duct initiated a ductal lavage outcomes tracking system (DLOTS) in January 2001. DLOTS is a prospective, national observational outcomes database that is available to all ductal lavage practitioners. Its purpose is to identify trends in the use of ductal lavage and to document the breast health outcomes of patients who have undergone ductal lavage. DLOTS will collect pertinent data, including patient demographics, the lavage procedure, cytology results and patient follow-up.

     In total, Pro Duct has spent approximately $7,000,000 towards the completion of the ongoing clinical trials and catheter projects.

     In making its purchase price allocation, management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to purchased in-process research and development was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors. The resulting net cash flows from such projects are based on management's estimates of cost of sales, operating expenses, and income taxes from such projects.

     Aggregate revenues for Pro Duct were estimated to grow at a compounded annual growth rate of approximately 111% for the five years following the acquisition, assuming the successful completion and market acceptance of the major research and development programs.

     The rates utilized to discount the net cash flows to their present value were based on estimated weighted average cost of capital calculations. Due to the nature of the forecast and the risks associated with the development projects, a range of discount rates of 25% to 30% were used for the in-process research and development. The discount rate utilized was higher than the Company's weighted average cost of capital due to the inherent uncertainties surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology, and the uncertainty of technological advances that are unknown at this time.

     If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in the future periods. Additionally, the value of other acquired intangible assets may become impaired.

     As a result of the identification and valuation of intangibles acquired, the Company also allocated approximately $19,000,000 to developed technology and know-how. Developed technology represents patented and unpatented technology and know-how and is being amortized over a period of 13 years and relates to the following products:

     1. InDuct Breast MicroCatheter - A tiny, flexible microcatheter, which is inserted into the duct to be lavaged. A small amount of saline solution is introduced through the catheter in order to collect cells from inside the duct.

     2. InDuct Breast Aspirator - Similar to a manual breast pump, this small suction cup is used to draw nipple aspirate fluid (NAF) from the nipple. The presence of NAF helps locate the natural openings of the ducts on the surface of the nipple.

     3. InDuct Breast MicroDilator - A separate tapered dilator that can be used to assist in dilating milk ducts prior to ductal lavage.

     During fiscal 2000, Pro Duct received FDA 510(k) marketing clearance for the products described above.

     The excess of the purchase price over the fair value of identifiable intangible net assets of approximately $92,653,000 as of November 30, 2001 was allocated to goodwill. In accordance with Statement on Financial Accounting Standards No. 142, "Goodwill and Intangible Assets", this amount will not be systematically amortized but rather beginning in 2002, Cytyc will perform an annual assessment for impairment by applying a fair-value-based test.

     In connection with the acquisition, the Company has committed to a plan to involuntary terminate certain employees of Pro Duct and abandon certain lease facilities assumed. Accordingly, the Company has accrued severance and severance related expenses of approximately $793,000 for employees to be terminated. The Company has also accrued approximately $787,000 for the abandonment of a lease facility, representing the present value of future minimum lease payments less estimated sub-lease receipts.

     Based on the timing of the closing of the transaction and the completion of the integration plans and other factors, the final purchase adjustments may differ materially from those presented in the pro forma financial information. The effect of the adjustments on the results of operations will depend on the nature and amount of assets or liabilities adjusted.

BASIS OF PRESENTATION

     The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 gives effect to the acquisition as if the transaction had occurred at the beginning of fiscal 2000. The unaudited pro forma combined condensed balance sheet as of September 30, 2001 gives effect to the acquisition as if it had occurred on September 30, 2001. The estimated purchase price of the acquisition is $183,898,000, which is composed of $38,500,000 in cash, the issuance of stock in the amount of $137,650,000, $5,234,000 in acquisition related fees and expenses and $2,514,000 related to the value of unvested options to purchase Pro Duct common stock , assumed by Cytyc. Below is a table of the estimated purchase price allocation as of September 30, 2001. The purchase price allocation is subject to further changes based on final integration plans.

     The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Pro Duct occurred at the beginning of fiscal 2000.

Preliminary purchase price allocation as of September 30, 2001:

     Tangible net assets acquired, at fair value     $    16,130,000
     In-process research and development                  56,000,000
     Developed technology and know-how                    19,000,000
     Goodwill                                             92,768,000
                                                     ---------------
                                                     $   183,898,000
                                                     ===============

CYTYC CORPORATION
Unaudited Pro Forma Combined Condensed Balance Sheet
As of September 30, 2001
(Amounts in thousands)





                                                                                                  Pro Forma          Pro Forma
                                                                Cytyc             Pro Duct       Adjustments         Combined
                                                          -----------------  --------------------------------       -----------
Current assets

           Cash and cash equivalents                          $  94,171          $   3,838          (38,500)   N    $   59,509
           Short-term investments                                57,875             16,469                -             74,344
           Accounts receivable                                   49,092                108                -             49,200
           Inventories                                           10,557                141                -             10,698
           Prepaid expenses and other current assets              1,637                241                -              1,878
                                                          -----------------  -----------------  -------------       -----------

                        Total current assets                    213,332             20,797          (38,500)           195,629

            Property and equipment                               24,081                875             (715)   P        24,241
            Other assets, net                                    19,625                209            2,973    U        22,807
            Developed technology and know-how                         -                  -           19,000    M        19,000
            Goodwill                                              2,339                  -           89,795    M        92,134
                                                          -----------------  -----------------  -------------       -----------
                                                                 46,045              1,084          111,053            158,182

                        Total assets                          $ 259,377          $  21,881        $  72,553         $  353,811
                                                          =================  =================  =============       ===========

Current liabilities
            Current portion of notes payable                          -          $     371                -         $      371
            Accounts payable                                      6,529                288                -              6,817
            Accrued expenses                                     15,192              2,380            5,234    N        23,599
                                                                                                        793    R

            Deferred revenue                                      1,803                  -                -              1,803
                                                          -----------------  -----------------  -------------       -----------
                        Total current liabilities                23,524              3,039            6,027             32,590

           Notes payable, net of current portion                      -                416                -                416
           Lease liability                                            -                  -              787    S           787
           Other long-term liabilities                                -                  1                -                  1
                                                          -----------------  -----------------  -------------       -----------
                        Total liabilities                        23,524              3,456            6,814             33,794

Redeemable convertible preferred stock                                -             41,657           41,657    O             -

Stockholders' equity (Deficit)
           Common stock                                           1,159                  -                -    O         1,209
                                                                                                         50    N
           Additional paid-in capital                           222,360              1,006           (1,006)   O       363,528
                                                                                                    137,600    N
                                                                                                      1,054    T
                                                                                                      2,514    N
           Retained earnings (Accumulated deficit)               12,485            (23,538)          23,538    O       (43,515)
                                                                                                    (56,000)   Q
           Deferred compensation                                                         -           (1,054)   T        (1,054)
           Notes receivable from stockholders                         -             (1,002)           1,002    O             -
           Accumulated other comprehensive income/(loss)           (151)               302             (302)   O          (151)
                                                          -----------------  -----------------  -------------       -----------
                Total stockholders' equity (Deficit)            235,853            (23,232)         107,396            320,017
                                                          -----------------  -----------------  -------------       -----------
                Total liabilities & stockholders'
                 equity (Deficit)                             $ 259,377          $  21,881        $  72,553         $  353,811
                                                          =================  =================  =============       ===========

CYTYC CORPORATION
Unaudited Pro Forma Combined Condensed Statement of Operations
For the year ended December 31, 2000
Amounts in thousands, except per share data

                                                                                                  Pro Forma          Pro Forma
                                                            Cytyc              Pro Duct          Adjustments          Combined
                                                       -----------------    -----------------------------------     -------------
Net sales                                              $         142,065    $           272                   -     $     142,337


Cost of sales                                                     24,565                 60                   -            24,625
                                                       -----------------    ---------------     ---------------     -------------


           Gross profit                                          117,500                212                   -           117,712

Operating expenses

           Research and development                               14,171              4,519                   -            18,690
           Sales and marketing                                    55,162              2,551                   -            57,713
           General and administrative                             13,872              2,064               1,520   A        17,456
           Charge for in-process R&D                                   -                  -              56,000   C             -
                                                                                                        (56,000)  D

           Stock-based compensation                                    -                  -                 664   E           664
                                                       -----------------    ---------------     ---------------     -------------
           Total operating expenses                               83,205              9,134               2,184            94,523

Income (loss) from operations                                     34,295             (8,922)             (2,184)           23,189

Interest income (expense), net                                     4,734                456              (2,062)  B         3,128
Other income (expense), net                                          (13)               627                   -               614
                                                       -----------------    ---------------     ---------------     -------------

Income (loss) before provision (benefit) for income                                                      (4,246)           26,931
taxes                                                             39,016             (7,839)

Provision (benefit) for income taxes                                 853                  -              (4,592)  G        (3,739)
                                                       -----------------    ---------------     ---------------     -------------


Net income (loss)                                      $          38,163    $        (7,839)                346     $      30,670
                                                       =================    ===============     ===============     =============


Net income per common and per potential
common share
          Basic                                                     0.34                                                     0.26
          Diluted                                                   0.32                                                     0.25



Weighted Average Shares Outstanding
           Basic                                                 110,754                                  5,000   F       115,754
           Diluted                                               117,960                                  5,000   F       122,960

CYTYC CORPORATION
Unaudited Pro Forma Combined Condensed Statement of Operations
For the nine months ended September 30, 2001
Amounts in thousands, except per share data

                                                                                                  Pro Forma          Pro Forma
                                                            Cytyc              Pro Duct          Adjustments          Combined
                                                       -----------------    -----------------------------------     -------------
Net sales                                              $         157,713    $           405     $             -     $     158,118


Cost of sales                                                     28,746                499                   -            29,245
                                                       -----------------    ---------------     ---------------     -------------


           Gross profit (loss)                                   128,967                (94)                  -           128,873

Operating Expenses

           Research and development                               15,406              2,694                   -            18,100
           Sales and marketing                                    42,849              3,479                   -            46,328
           General and administrative                             11,014              2,967               1,140   H        15,121
           Stock-Based compensation                                                                          67   J            67
                                                       -----------------    ---------------     ---------------     -------------
           Total operating expenses                               69,269              9,140               1,207            79,616

Income (loss) from operations                                     59,698             (9,234)             (1,207)           49,257

Interest income (expense), net                                     4,304                926              (1,546)  I         3,684
Other income (expense), net                                        3,087                335                                 3,422

                                                       -----------------    ---------------     ---------------     -------------

Income (loss) before provision (benefit) for income                                                      (2,753)           56,363
taxes                                                             67,089             (7,973)

Provision (benefit) for income taxes                              17,499                  -              (4,075)  L        13,424
                                                       -----------------    ---------------     ---------------     -------------


Net Income (loss)                                      $          49,590    $        (7,973)              1,322     $      42,939
                                                       =================    ===============     ===============     =============



Net income applicable to common stockholders per share

          Basic                                        $            0.43                                            $        0.36
          Diluted                                      $            0.41                                            $        0.34



Weighted Average Shares Outstanding

           Basic                                                 114,685                                  5,000   K       119,685
           Diluted                                               119,953                                  5,000   K       124,953

PRO FORMA ADJUSTMENTS

A. Gives effect to the amortization of developed                                   1,520
   technology and know-how for fiscal 2000

B. Gives effect to a reduction in interest income                                  2,062
   related to the utilization of $38,500,000 in cash for
   the acquisition at the beginning of fiscal 2000

C. To record write-off in-process research and                                    56,000
   development costs

D. As required by Article 11 of Regulation S-X, the                              (56,000)
   unaudited pro forma combined condensed statements of
   operations excludes material non-recurring charges which
   result directly from the acquisition and which will be
   recorded within 12 months following

E. To record the amortization of stock-based                                         664
   compensation related to unvested options to purchase
   common stock assumed in the acquisition

F. To record the issuance of shares                                                5,000

G. To reflect the income tax effects of assuming a 38%                             4,592
   effective tax rate

H. Gives effect to amortization of developed technology                            1,140
   and know-how for the nine months ended September 30, 2001

I. Gives effect to a reduction in interest income related to                       1,546
   the utilization of $38,500,000 in cash for the acquisition for the nine-month period ended September 30, 2001

J. To record the amortization of stock-based                                          67
   compensation related to unvested options to purchase
   common stock assumed in the acquisition

K. To record the issuance of shares in relation to the                             5,000
   deal-assumed outstanding for the entire period presented

L. To reflect the income tax effects of assuming a 38%                             4,075
   effective rate

M. To record developed technology and know-how                                    19,000
   To record goodwill and other intangibles                                       89,795
                                                                            ------------
                                                                                 108,795

N. To record purchase price, including cash paid and issuance                    183,898
   of common stock, and accrue estimated acquisition related
   fees and expenses

O. To eliminate Pro Duct redeemable preferred stock and
   stockholders' deficit on September 30, 2001:
                                             Preferred Stock                      41,657
                                             Common Stock                              -
                                             Additional paid-in capital            1,006
                                             Notes receivable from
                                             stockholders                         (1,002)
                                             Accumulated other                       302
                                             comprehensive income
                                             Accumulate Deficit                  (23,538)
                                                                            ------------
                                                                                  18,425

P. To state acquired property and equipment as its                                   715
   estimated fair value

Q. To record write-off of in-process research and                                 56,000
   development costs

                                       F-33

R. To record reserve for severance as a result of Pro Duct                           793
   acquisition

S. To record reserve for loss on lease abandonment as a                              787
   result of Pro Duct acquisition

T. To record the intrinsic value of unvested options as deferred                   1,054
   compensation

U. To record net deferred tax asset in accordance with SFAS No. 109                2,973

     (c)   EXHIBITS

Exhibit 2.1/(1)/ - Amendment to Agreement and Plan of Merger, dated as of November 30, 2001, by and among Cytyc Corporation, Pro Duct Health, Inc., and Cytyc Health Corporation.

Exhibit 2.2/(2)/ - Agreement and Plan of Merger, dated as of October 17, 2001, by and among Cytyc Corporation, Pro Duct Health, Inc., and Cytyc Health Corporation.

Exhibit 23.1/(3)/ - Consent of PricewaterhouseCoopers LLP, Independent
Accountants

Exhibit 99.1/(1)/ - Escrow Agreement, dated as of November 30, 2001, by and among Cytyc Corporation, the Pro Duct stockholder representative and JPMorgan Chase Bank.

Exhibit 99.2/(1)/ - Press Release, dated as of December 3, 2001, by Cytyc Corporation.

____________________

(1) Originally filed as an Exhibit to Cytyc's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2001 and incorporated herein by reference.

(2) Filed as Exhibit 2.1 to Cytyc's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2001 (File No. 000-27558) and incorporated herein by reference.

(3) Filed Herewith.

                                   SIGNATURES

       Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                CYTYC CORPORATION

Date:  February 12, 2002        By: /s/ Patrick J. Sullivan
                                    -----------------------
                                    Patrick J. Sullivan
                                    Vice Chairman, Chairman elect and
                                    Chief Executive Officer

                                  EXHIBIT INDEX

Exhibit No.                             Description
----------                              -----------

Exhibit 2.1/(1)/ Amendment to Agreement and Plan of Merger, dated as of November 30, 2001, by and among Cytyc Corporation, Pro Duct Health, Inc., and Cytyc Health Corporation.

Exhibit 2.2/(2)/ Agreement and Plan of Merger, dated as of October 17, 2001, by and among Cytyc Corporation, Pro Duct Health, Inc., and Cytyc Health Corporation.

Exhibit 23.1/(3)/   Consent of PricewaterhouseCoopers LLP, Independent
                    Accountants

Exhibit 99.1/(1)/ Escrow Agreement, dated as of November 30, 2001, by and among Cytyc Corporation, the Pro Duct stockholder representative and JPMorgan Chase Bank.

Exhibit 99.2/(1)/ Press Release, dated as of December 3, 2001, by Cytyc Corporation.

____________________

(1) Originally filed as an Exhibit to Cytyc's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2001 and incorporated herein by reference.

(2) Filed as Exhibit 2.1 to Cytyc's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2001 (File No. 000-27558) and incorporated herein by reference.

(3) Filed Herewith.